As filed with the Securities and Exchange
Commission on December 30, 2003.                       Registration No. 333 --
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              TAG-IT PACIFIC, INC.
             (Exact Name of Registrant as Specified in Its Charter)

            DELAWARE                                             95-4654481
  (State or Other Jurisdiction                                (I.R.S. Employer
of Incorporation or Organization)                            Identification No.)

                       21900 BURBANK BOULEVARD, SUITE 270
                        WOODLAND HILLS, CALIFORNIA 91367
                                 (818) 444-4100
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                       COLIN DYNE, CHIEF EXECUTIVE OFFICER
                       21900 BURBANK BOULEVARD, SUITE 270
                        WOODLAND HILLS, CALIFORNIA 91367
                                 (818) 444-4100
       (Name, Address, Including Zip Code, and Telephone Number, Including
                        Area Code, of Agent for Service)

                                   COPIES TO:
                             John J. McIlvery, Esq.
                         Stubbs Alderton & Markiles, LLP
                       15821 Ventura Boulevard, Suite 525
                            Encino, California 91436
                                 (818) 444-4500

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.
         If the only securities on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
         If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                         CALCULATION OF REGISTRATION FEE
================================================================================
                                         Proposed       Proposed
                                         Maximum        Maximum
Title of Each Class                      Offering       Aggregate     Amount Of
   of Securities        Amount To Be      Price         Offering    Registration
 To Be Registered       Registered(1)   Per Unit(2)      Price          Fee
--------------------------------------------------------------------------------
Common Stock, par
value $.001 per
share issuable upon
conversion of Series
D Convertible
Preferred Stock........  5,728,180        $4.57       $26,177,783     $2,118

Common Stock, par
value $.001 per
share..................     62,500        $4.57       $   285,625     $   24

Common Stock, par
value $.001 per share,
issuable upon exercise
of warrants............    572,818        $4.57       $ 2,617,779     $  212

TOTAL..................  6,363,498                    $29,081,187     $2,354
================================================================================
(1) In the event of a stock split, stock dividend, or similar transaction involving the Registrant's Common Stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), on the basis of the average high and low prices of the Registrant's Common Stock reported on the American Stock Exchange on December 29, 2003.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE TIME UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                    SUBJECT TO COMPLETION - December 30, 2003

                                   PROSPECTUS

                              TAG-IT PACIFIC, INC.

                        6,363,498 SHARES OF COMMON STOCK
                               ($0.001 par value)
                                   ----------


         This prospectus relates to the offer and sale from time to time of up to 6,363,498 shares of our common stock that are held by the stockholders named in the "Selling Stockholders" section of this prospectus. The shares of our common stock offered pursuant to this prospectus were originally issued to the selling stockholders pursuant to the conversion of convertible preferred stock, pursuant to the exercise of warrants to purchase common stock, or pursuant to private placements of common stock.

         The prices at which the selling stockholders may sell the shares in this offering will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares. We will bear all expenses of registration incurred in connection with this offering. The selling stockholders whose shares are being registered will bear all selling and other expenses.

         We currently have an effective registration statement on Form S-3 (File No. 333-106494) relating to the offer and sale of up to 3,707,285 shares of our common stock by the selling stockholders named in the prospectus included in that registration statement. The offer and sale by the selling stockholders of the shares of common stock described in this prospectus is not related to this other offering.

         Our common stock is traded on the American Stock Exchange under the symbol "TAG." On December 29, 2003 the last reported sale price of the common stock on the American Stock Exchange was $4.50 per share.

         SEE "RISK FACTORS" BEGINNING ON PAGE 4 TO READ ABOUT THE RISKS YOU SHOULD CONSIDER CAREFULLY BEFORE BUYING SHARES OF OUR COMMON STOCK.

                                   ----------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                   ----------

                  The date of this prospectus is ______________

                                TABLE OF CONTENTS

                                                                            PAGE

PROSPECTUS SUMMARY............................................................ 3

RISK FACTORS.................................................................. 4

FORWARD-LOOKING STATEMENTS.................................................... 9

USE OF PROCEEDS............................................................... 9

SELLING STOCKHOLDERS.......................................................... 9

PLAN OF DISTRIBUTION..........................................................16

WHERE YOU CAN FIND MORE INFORMATION...........................................17

LEGAL MATTERS.................................................................18

EXPERTS.......................................................................18

                               PROSPECTUS SUMMARY

ABOUT TAG-IT PACIFIC

         Tag-It Pacific, Inc. is an apparel company that specializes in the distribution of trim items to manufacturers of fashion apparel and licensed consumer products, and specialty retailers and mass merchandisers. We act as a full service outsourced trim management department for manufacturers of fashion apparel such as Tarrant Apparel Group and Azteca Production International. We also serve as a specified supplier of trim items to owners of specific brands, brand licensees and retailers, including Abercrombie & Fitch, The Limited, Express, Lerner and Miller's Outpost, among others. We also distribute zippers under our TALON brand name to owners of apparel brands and apparel manufacturers such as Levi Strauss & Co., VF Corporation and Tropical Sportswear, among others. In 2002, we created a new division under the TEKFIT brand name. This division develops and sells apparel components that utilize the patented Pro-Fit technology, including a stretch waistband. We market these products to the same customers targeted by our MANAGED TRIM SOLUTION and TALON zipper divisions.

ABOUT THE OFFERING

         This prospectus may be used only in connection with the resale by the selling stockholders of up to 6,363,498 shares of our common stock.

         We will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholders using this prospectus. On December 29, 2003 we had 11,513,409 shares of common stock outstanding.

CORPORATE INFORMATION

         We were incorporated in Delaware in September 1997. We were formed to serve as the parent holding company of Tag-It, Inc., a California corporation, Tag-It Printing & Packaging Ltd., which changed its name in 1999 to Tag-It Pacific (HK) LTD, a BVI corporation, Tag-It de Mexico, S.A. de C.V., A.G.S. Stationery, Inc., a California corporation, and Pacific Trim & Belt, Inc., a California corporation. All of these companies were consolidated under a parent limited liability company in October 1997. These companies became our wholly owned subsidiaries immediately prior to the effective date of our initial public offering in January 1998. In 2000, we formed two wholly owned subsidiaries, Tag-It Pacific Limited, a Hong Kong corporation, and Talon International, Inc., a Delaware corporation.

         Our executive offices are located at 21900 Burbank Boulevard, Suite 270, Woodland Hills, California 91367, and our telephone number is (818) 444-4100. Information on our website, www.tagitpacific.com, does not constitute part of this prospectus.

                                  RISK FACTORS

         YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE THE MATERIAL ONES FACING OUR COMPANY. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS WOULD LIKELY SUFFER. IF THIS OCCURS, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF THE MONEY YOU PAID TO BUY OUR COMMON STOCK.

RISKS ASSOCIATED WITH THIS OFFERING

         WE OPERATE IN AN INDUSTRY THAT IS SUBJECT TO SIGNIFICANT FLUCTUATIONS IN OPERATING RESULTS FROM QUARTER TO QUARTER, THAT MAY RESULT IN UNEXPECTED REDUCTIONS IN REVENUE AND STOCK PRICE VOLATILITY. Factors that may influence our quarterly operating results include:

         o The volume and timing of customer orders received during the quarter;

         o        The timing and magnitude of customers' marketing campaigns;

         o        The loss or addition of a major customer;

         o        The availability and pricing of materials for our products;

         o        The  increased   expenses  incurred  in  connection  with  the
                  introduction of new products;

         o        Currency fluctuations;

         o        Delays caused by third parties; and

         o Changes in our product mix or in the relative contribution to sales of our subsidiaries.

         Due to these factors, it is possible that in some quarters our operating results may be below our stockholders' expectations and those of public market analysts. If this occurs, the price of our common stock would likely be adversely affected.

         OUR STOCK PRICE MAY DECREASE, WHICH COULD ADVERSELY AFFECT OUR BUSINESS AND CAUSE OUR STOCKHOLDERS TO SUFFER SIGNIFICANT LOSSES. The following factors could cause the market price of our common stock to decrease, perhaps substantially:

         o The failure of our quarterly operating results to meet expectations of investors or securities analysts;

         o Adverse developments in the financial markets, the apparel industry and the worldwide or regional economies;

         o        Interest rates;

         o        Changes in accounting principles;

         o Sales of common stock by existing stockholders or holders of options;

         o        Announcements of key developments by our competitors; and

         o        The   reaction   of  markets   and   securities   analysts  to
                  announcements and developments involving our company.

         IF WE NEED TO SELL OR ISSUE ADDITIONAL SHARES OF COMMON STOCK OR ASSUME ADDITIONAL DEBT TO FINANCE FUTURE GROWTH, OUR STOCKHOLDERS' OWNERSHIP COULD BE DILUTED OR OUR EARNINGS COULD BE ADVERSELY IMPACTED. Our business strategy may include expansion through internal growth, by acquiring complementary businesses or by establishing strategic relationships with targeted customers and suppliers. In order to do so or to fund our other activities, we may issue
additional  equity   securities  that  could  dilute  our  stockholders'   stock
ownership. We may also assume additional debt and incur impairment losses related to goodwill and other tangible assets if we acquire another company and this could negatively impact our results of operations.

         WE HAVE ADOPTED A NUMBER OF ANTI-TAKEOVER MEASURES THAT MAY DEPRESS THE PRICE OF OUR COMMON STOCK. Our stockholders' rights plan, our ability to issue additional shares of preferred stock and some provisions of our certificate of incorporation and bylaws and of Delaware law could make it more difficult for a third party to make an unsolicited takeover attempt of us. These anti-takeover measures may depress the price of our common stock by making it more difficult for third parties to acquire us by offering to purchase shares of our stock at a premium to its market price.

         INSIDERS OWN A SIGNIFICANT PORTION OF OUR COMMON STOCK, WHICH COULD LIMIT OUR STOCKHOLDERS' ABILITY TO INFLUENCE THE OUTCOME OF KEY TRANSACTIONS. As of December 18, 2003, our officers and directors and their affiliates owned approximately 36.2% of the outstanding shares of our common stock. The Dyne family, which includes Mark Dyne, Colin Dyne, Larry Dyne, Jonathan Burstein and the estate of Harold Dyne, beneficially owned approximately 31.9% of the outstanding shares of our common stock. The number of shares beneficially owned by the Dyne family includes the shares of common stock held by Azteca Production International, which are voted by Colin Dyne pursuant to a voting agreement. The Azteca Production International shares constitute approximately 5.2% of the outstanding shares of common stock at December 18, 2003. Gerard Guez and Todd Kay, significant stockholders of Tarrant Apparel Group, each own approximately 8.7% of the outstanding shares of our common stock at December 18, 2003. As a result, our officers and directors, the Dyne family and Messrs. Kay and Guez are able to exert considerable influence over the outcome of any matters submitted to a vote of the holders of our common stock, including the election of our Board of Directors. The voting power of these stockholders could also discourage others from seeking to acquire control of us through the purchase of our common stock, which might depress the price of our common stock.

RISKS RELATED TO OUR BUSINESS

         IF WE LOSE OUR LARGEST CUSTOMERS OR THEY FAIL TO PURCHASE AT ANTICIPATED LEVELS, OUR SALES AND OPERATING RESULTS WILL BE ADVERSELY AFFECTED. Our largest customer, Tarrant Apparel Group, accounted for approximately 41.5% and 42.3% of our net sales, on a consolidated basis, for the years ended December 31, 2002 and 2001, respectively, and 22.5% of our total sales for the nine months ended September 30, 2003. In December 2000, we entered into an exclusive supply agreement with Azteca Production International, AZT International SA D RL, and Commerce Investment Group, LLC that provides for a minimum of $10,000,000 in total annual purchases by Azteca Production International and its affiliates during each year of the three-year term of the agreement. Azteca Production International is required to purchase from us only if we are able to provide trim products on a competitive basis in terms of price and quality.

         Our results of operations will depend to a significant extent upon the commercial success of Azteca Production International and Tarrant Apparel Group. If Azteca and Tarrant fail to purchase our trim products at anticipated levels, or our relationship with Azteca or Tarrant terminates, it may have an adverse affect on our results because:

         o We will lose a primary source of revenue if either of Tarrant or Azteca choose not to purchase our products or services;

         o We may not be able to reduce fixed costs incurred in developing the relationship with Azteca and Tarrant in a timely manner;

         o        We may not be able to recoup setup and inventory costs;

         o We may be left holding inventory that cannot be sold to other customers; and

         o        We may not be able to collect our receivables from them.

         CONCENTRATION OF RECEIVABLES FROM OUR LARGEST CUSTOMERS MAKES RECEIVABLE BASED FINANCING DIFFICULT AND INCREASES THE RISK THAT IF OUR LARGEST CUSTOMERS FAIL TO PAY US, OUR CASH FLOW WOULD BE SEVERELY AFFECTED. Our business relies heavily on a relatively small number of customers, including Tarrant Apparel Group and Azteca Production International. This concentration of our business reduces the amount we can borrow from our lenders under receivables based financing agreements. Under our credit agreement with UPS Capital, for instance, if accounts receivable due us from a particular customer exceed a specified percentage of the total eligible accounts receivable against which we can borrower, UPS Capital will not lend against the receivables that exceed the specified percentage. In addition, Gerard Guez, the founder, Chairman and Chief Executive Officer, and a significant stockholder of Tarrant Apparel Group and Hubert Guez, the founder, Chief Executive Officer and President, and a significant stockholder of Azteca Production International, are brothers. This relationship between our two largest customers further concentrates our receivables risk significantly among this family group. Further, if we are unable to collect any large receivables due us, our cash flow would be severely impacted.

         BECAUSE WE DEPEND ON A LIMITED NUMBER OF SUPPLIERS, WE MAY NOT BE ABLE TO ALWAYS OBTAIN MATERIALS WHEN WE NEED THEM AND WE MAY LOSE SALES AND CUSTOMERS. Lead times for materials we order can vary significantly and depend on many factors, including the specific supplier, the contract terms and the demand for particular materials at a given time. From time to time, we may experience fluctuations in the prices, and disruptions in the supply, of materials. Shortages or disruptions in the supply of materials, or our inability to procure materials from alternate sources at acceptable prices in a timely manner, could lead us to miss deadlines for orders and lose sales and customers.

         OUR REVENUES MAY BE HARMED IF GENERAL ECONOMIC CONDITIONS WORSEN. Our revenues depend on the health of the economy and the growth of our customers and potential future customers. When economic conditions weaken, certain apparel manufacturers and retailers, including some of our customers, have experienced in the past, and may experience in the future, financial difficulties which increase the risk of extending credit to such customers. Customers adversely affected by economic conditions have also attempted to improve their own operating efficiencies by concentrating their purchasing power among a narrowing group of vendors. There can be no assurance that we will remain a preferred vendor to our existing customers. A decrease in business from or loss of a major customer could have a material adverse effect on our results of operations. Further, if the economic conditions in the United States worsen or if a wider or global economic slowdown occurs, we may experience a material adverse impact on our business, operating results, and financial condition.

         IF WE ARE NOT ABLE TO MANAGE OUR RAPID EXPANSION AND GROWTH, WE COULD INCUR UNFORESEEN COSTS OR DELAYS AND OUR REPUTATION AND RELIABILITY IN THE MARKETPLACE AND OUR REVENUES WILL BE ADVERSELY AFFECTED. The growth of our operations and activities has placed and will continue to place a significant strain on our management, operational, financial and accounting resources. If we cannot implement and improve our financial and management information and reporting systems, we may not be able to implement our growth strategies successfully and our revenues will be adversely affected. In addition, if we cannot hire, train, motivate and manage new employees, including management and operating personnel in sufficient numbers, and integrate them into our overall operations and culture, our ability to manage future growth, increase production levels and effectively market and distribute our products may be significantly impaired.

         OUR CUSTOMERS HAVE CYCLICAL BUYING PATTERNS WHICH MAY CAUSE US TO HAVE PERIODS OF LOW SALES VOLUME. Most of our customers are in the apparel industry. The apparel industry historically has been subject to substantial cyclical variations. Our business has experienced, and we expect our business to continue to experience, significant cyclical fluctuations due, in part, to customer buying patterns, which may result in periods of low sales usually in the first and fourth quarters of our financial year.

         OUR BUSINESS MODEL IS DEPENDENT ON INTEGRATION OF INFORMATION SYSTEMS ON A GLOBAL BASIS AND, TO THE EXTENT THAT WE FAIL TO MAINTAIN AND SUPPORT OUR
INFORMATION SYSTEMS, IT CAN RESULT IN LOST REVENUES. We must consolidate and centralize the management of our subsidiaries and significantly expand and improve our financial and operating controls. Additionally, we must effectively integrate the information systems of our Mexican and Caribbean facilities with the information systems of our principal offices in California and Florida. Our failure to do so could result in lost revenues, delay financial reporting or adversely affect availability of funds under our credit facilities.

         THE LOSS OF KEY MANAGEMENT AND SALES PERSONNEL COULD ADVERSELY AFFECT OUR BUSINESS, INCLUDING OUR ABILITY TO OBTAIN AND SECURE ACCOUNTS AND GENERATE SALES. Our success has and will continue to depend to a significant extent upon key management and sales personnel, many of whom would be difficult to replace, particularly Colin Dyne, our Chief Executive Officer. Colin Dyne is not bound by an employment agreement. The loss of the services of Colin Dyne or the services of other key employees could have a material adverse effect on our business, including our ability to establish and maintain client relationships. Our future success will depend in large part upon our ability to attract and retain personnel with a variety of sales, operating and managerial skills.

         IF WE EXPERIENCE DISRUPTIONS AT ANY OF OUR FOREIGN FACILITIES, WE WILL NOT BE ABLE TO MEET OUR OBLIGATIONS AND MAY LOSE SALES AND CUSTOMERS. Currently, we do not operate duplicate facilities in different geographic areas. Therefore, in the event of a regional disruption where we maintain one or more of our facilities, it is unlikely that we could shift our operations to a different geographic region and we may have to cease or curtail our operations. This may cause us to lose sales and customers. The types of disruptions that may occur include:

         o        Foreign trade disruptions;

         o        Import restrictions;

         o        Labor disruptions;

         o        Embargoes;

         o        Government intervention; and

         o        Natural disasters.

         INTERNET-BASED SYSTEMS THAT HOST OUR MANAGED TRIM SOLUTION MAY EXPERIENCE DISRUPTIONS AND AS A RESULT WE MAY LOSE REVENUES AND CUSTOMERS. Our MANAGED TRIM SOLUTION is an Internet-based business-to-business e-commerce system. To the extent that we fail to adequately continue to update and maintain the hardware and software implementing the MANAGED TRIM SOLUTION, our customers may experience interruptions in service due to defects in our hardware or our source code. In addition, since our MANAGED TRIM SOLUTION is Internet-based, interruptions in Internet service generally can negatively impact our customers' ability to use the MANAGED TRIM SOLUTION to monitor and manage various aspects of their trim needs. Such defects or interruptions could result in lost revenues and lost customers.

         THERE ARE MANY COMPANIES THAT OFFER SOME OR ALL OF THE PRODUCTS AND SERVICES WE SELL AND IF WE ARE UNABLE TO SUCCESSFULLY COMPETE OUR BUSINESS WILL BE ADVERSELY AFFECTED. We compete in highly competitive and fragmented industries with numerous local and regional companies that provide some or all of the products and services we offer. We compete with national and international design companies, distributors and manufacturers of tags, packaging products, zippers and other trim items. Some of our competitors, including Paxar Corporation, YKK, Universal Button, Inc., Avery Dennison Corporation and

Scovill Fasteners, Inc., have greater name recognition, longer operating histories and, in many cases, substantially greater financial and other resources than we do.

         IF CUSTOMERS DEFAULT ON BUYBACK AGREEMENTS WITH US, WE WILL BE LEFT HOLDING UNSALABLE INVENTORY. Inventories include goods that are subject to buyback agreements with our customers. Under these buyback agreements the customer must purchase the inventories from us, under normal invoice and selling terms, if any inventory which we purchase on their behalf remains in our hands longer than agreed by the customer from the time we received the goods from our vendors. If any customer defaults on these buyback provisions, we may incur a charge in connection with our holding significant amounts of unsalable inventory.

         UNAUTHORIZED USE OF OUR PROPRIETARY TECHNOLOGY MAY INCREASE OUR LITIGATION COSTS AND ADVERSELY AFFECT OUR SALES. We rely on trademark, trade secret and copyright laws to protect our designs and other proprietary property worldwide. We cannot be certain that these laws will be sufficient to protect our property. In particular, the laws of some countries in which our products are distributed or may be distributed in the future may not protect our products and intellectual rights to the same extent as the laws of the United States. If litigation is necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others, such litigation could result in substantial costs and diversion of resources. This could have a material adverse effect on our operating results and financial condition. Ultimately, we may be unable, for financial or other reasons, to enforce our rights under intellectual property laws, which could result in lost sales.

         IF OUR PRODUCTS INFRINGE ANY OTHER PERSON'S PROPRIETARY RIGHTS, WE MAY BE SUED AND HAVE TO PAY LARGE LEGAL EXPENSES AND JUDGMENTS AND REDESIGN OR
DISCONTINUE SELLING OUR PRODUCTS. From time to time in our industry, third parties allege infringement of their proprietary rights. Any infringement claims, whether or not meritorious, could result in costly litigation or require us to enter into royalty or licensing agreements as a means of settlement. If we are found to have infringed the proprietary rights of others, we could be required to pay damages, cease sales of the infringing products and redesign the products or discontinue their sale. Any of these outcomes, individually or collectively, could have a material adverse effect on our operating results and financial condition.

         WE MAY NOT BE ABLE TO REALIZE THE ANTICIPATED BENEFITS OF ACQUISITIONS. We may consider strategic acquisitions as opportunities arise, subject to the obtaining of any necessary financing. Acquisitions involve numerous risks, including diversion of our management's attention away from our operating activities. We cannot assure our stockholders that we will not encounter unanticipated problems or liabilities relating to the integration of an acquired company's operations, nor can we assure our stockholders that we will realize the anticipated benefits of any future acquisitions.

         WE MAY FACE INTERRUPTION OF PRODUCTION AND SERVICES DUE TO INCREASED SECURITY MEASURES IN RESPONSE TO TERRORISM. Our business depends on the free flow of products and services through the channels of commerce. Recently, in response to terrorists' activities and threats aimed at the United States, transportation, mail, financial and other services have been slowed or stopped altogether. Further delays or stoppages in transportation, mail, financial or other services could have a material adverse effect on our business, results of operations and financial condition. Furthermore, we may experience an increase in operating costs, such as costs for transportation, insurance and security as a result of the activities and potential activities. We may also experience delays in receiving payments from payers that have been affected by the terrorist activities and potential activities. The United States economy in general is being adversely affected by the terrorist activities and potential activities and any economic downturn could adversely impact our results of operations, impair our ability to raise capital or otherwise adversely affect our ability to grow our business.

                           FORWARD-LOOKING STATEMENTS

         This prospectus contains statements that constitute forward-looking statements within the meaning of Section 21E of the Exchange Act of 1934 and
Section 27A of the Securities Act of 1933. The words "expect," "estimate," "anticipate," "predict," "believe" and similar expressions and variations thereof are intended to identify forward-looking statements. Such statements appear in a number of places in this prospectus and include statements regarding our intent, belief or current expectations regarding our strategies, future sales, other plans and objectives, our ability to design, develop, source and market products, and the ability of our products to achieve or maintain commercial acceptance. Any forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those projected in this prospectus, for the reasons, among others, described in the Risk Factors section beginning on page 4. You should read the Risk Factors section carefully, and should not place undue reliance on any forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to release publicly any updated information about forward-looking statements to reflect events or circumstances occurring after the date of this prospectus or to reflect the occurrence of unanticipated events.

                                 USE OF PROCEEDS

         The proceeds from the sale of each selling stockholder's common stock will belong to that selling stockholder. We will not receive any proceeds from such sales.

         In a December 2003 private placement, we sold 572,818 shares of our Series D Convertible Preferred Stock at a price per share of $44.00 for net proceeds to us of approximately $23.3 million after payment of placement agent fees and expenses. We presently intend to use these proceeds for general working capital purposes and capital equipment expenditures.

                              SELLING STOCKHOLDERS

CONVERTIBLE PREFERRED STOCK FINANCING

         In December 2003, we sold shares of our Series D Convertible Preferred Stock to the following investors: Apogee Fund, L.P.; Atlas Capital (Q.P.) L.P.; Atlas Capital Management Master Fund, Ltd.; George L. Ball; Bellfield Capital Partners, L.P.; Bonanza Master Fund, Ltd; Rodger A. Clemens, Special Retirement Account; Richard Perlman; B.L. Corley, Jr.; Flyline Holdings, Ltd.; John H. Gray; Incline Capital, L.P.; Tom and Nancy Juda Living Trust; Richard D. Kinder; Robert Larry Kinney; Luke J. Drury Non-Exempt Trust; Mark J. Drury Non-Exempt Trust; Matthew J. Drury Non-Exempt Trust; Michaelyn J. Drury Non-Exempt Trust; Tanya Drury; John S. Lemak; Ben T. Morris; John I. Mundy; Pequot Navigator Offshore Fund Inc.; Pequot Navigator Onshore Fund LP; Pequot Scout Fund, LP; The Pinnacle Fund, L.P.; Precept Capital Master Fund, G.P.; James Price; Portside Growth and Opportunity Fund; RAM Trading, Ltd.; David May; Nolan Ryan; Brad D. Sanders; Bret D. Sanders; Christine M. Sanders; Don A. Sanders; Katherine U. Sanders; Laura K. Sanders; Sanders Opportunity Fund, L.P.; Sanders Opportunity Fund (Institutional), L.P.; Sandor Capital Master Fund, L.P.; Grant E. Sims and Patricia Sims; Southwell Partners, L.P.; Susan Sanders Todd; Paul Tate & Laura
M. Tate TIC; Walker Smith Capital Master Fund; Walker Smith International Fund, Ltd.; Don Weir and Julie Ellen Weir; Eric Glen Weir; Lisa Dawn Weir; Westpark Capital, L.P.; WS Opportunity Fund International, Ltd.; and WS Opportunity Master Fund. Each investor is a selling stockholder. Pursuant to the terms of the subscription agreements, we sold to the selling stockholders an aggregate of 572,818 shares of our Series D Convertible Preferred Stock at a price per share of $44.00 for gross proceeds to us of approximately $25,200,000 before commissions and expenses. Except as required by law, the preferred shares have no voting rights. Commencing June 1, 2004, each preferred share shall begin to accrue a quarterly dividend of $0.55 (as adjusted for stock dividends, combinations, splits or similar events), payable March 31, June 30, September 30, and December 31 of each year with the first payment due September 30, 2004. In the event of a liquidation, dissolution or winding-up of the Company, the preferred shares will be entitled to receive, prior to any distribution on the common stock, a distribution equal to $44.00 per preferred share (as adjusted for stock dividends, combinations, splits or similar events) plus all accrued and unpaid dividends.

         Our Board of Directors has approved, contingent upon approval by our stockholders at a special meeting of stockholders, the issuance of up to 5,728,180 shares of our common stock upon conversion of the preferred shares held by the selling stockholders. Approval of the issuance will be voted upon at our special meeting currently scheduled to occur on February 11, 2004. The preferred shares will not be convertible into common stock unless and until our stockholders approve the conversion. If the stockholders approve the conversion, each preferred share will be automatically converted into 10 shares of our common stock (as adjusted for stock dividends, combinations, splits or similar events), for an aggregate of 5,728,180 shares of common stock. In connection with the December 2003 private placement financing, holders of approximately 51% of our outstanding voting securities entered into separate voting agreements with Sanders Morris Harris Inc., which acted as placement agent in the December 2003 private placement and is a selling stockholder in this offering, pursuant to which each of these stockholders agreed to vote at the special meeting shares of our common stock held by them or their affiliates in favor of the conversion of the preferred shares into common shares.

         Sanders Morris Harris Inc., a selling stockholder, acted as placement agent in connection with the December 2003 private placement financing transaction. For their services as placement agent, we paid Sanders Morris Harris Inc. a fee equal to 7.5%, or approximately $1,890,000, of our gross proceeds from the financing. We also paid for the out-of-pocket expenses incurred by Sanders Morris Harris Inc. in an amount equal to $45,000. In addition, we issued to Sanders Morris Harris Inc. a warrant to purchase 572,818 shares of our common stock (which represented a number of shares of our common stock equal to 10% of the number of common shares that may be issued upon conversion of the preferred shares sold in the offering) at an exercise price of $4.74 per share. The warrant has a term of 5 years, and vests and becomes exercisable in full on June 18, 2004.

STOCK GRANT AGREEMENTS

         Pursuant to Stock Grant Agreements between us and Herman Roup, a selling stockholder, dated December 1, 2001, January 1, 2002 and July 17, 2002, we issued to Mr. Roup an aggregate of 62,500 shares of common stock for services to the company.

REGISTRATION RIGHTS

         In connection with the December 2003 private placement financing, we entered into a registration rights agreement with the investors and Sanders Morris Harris Inc. Pursuant to the registrant rights agreement, we agreed to file a registration statement on Form S-3 registering the resale by the investors and Sanders Morris Harris of the shares of common stock to be issued upon conversion of their Preferred Shares and exercise of the warrants described in this prospectus and to keep the registration statement effective until the later of one year and the date that all the common shares may be sold by the investors pursuant to Rule 144 promulgated under the Securities Act of 1933. This registration rights agreement also provides that if we do not register for resale the common shares by January 17, 2004, which date may be extended to May 16, 2004 in certain circumstances, then we must pay each of the investors a fee of 1.0% of the per share purchase price paid by such investor for each preferred share for each month after such date that the investor cannot publicly sell the common shares. Pursuant to this agreement, we filed the registration statement of which this prospectus is a part with the Securities and Exchange Commission to register for resale the shares of common stock underlying the preferred shares and the warrants identified in this prospectus and owned by the investors and Sanders Morris Harris Inc.

SELLING STOCKHOLDERS TABLE

         The  following  table  sets  forth:   (1)  the  name  of  each  of  the
stockholders for whom we are registering shares under this registration statement; (2) the number of shares of our common stock beneficially owned by each such stockholder prior to this offering (including all shares of common stock issuable upon the exercise of warrants or the conversion of convertible preferred stock as described above, whether or not exercisable within 60 days of the date hereof); (3) the number of shares of our common stock offered by such stockholder pursuant to this prospectus; and (4) the number of shares, and (if one percent or more) the percentage of the total of the outstanding shares, of our common stock to be beneficially owned by each such stockholder after this offering, assuming that all of the shares of our common stock beneficially owned by each such stockholder and offered pursuant to this prospectus are sold and that each such stockholder acquires no additional shares of our common stock prior to the completion of this offering. Such data is based upon information provided by each selling stockholder.

                                                                                                PERCENTAGE OF
                                                            COMMON STOCK      COMMON STOCK      COMMON STOCK
                                         COMMON STOCK       BEING OFFERED      OWNED UPON        OWNED UPON
                                        OWNED PRIOR TO    PURSUANT TO THIS    COMPLETION OF     COMPLETION OF
                   NAME                  THE OFFERING        PROSPECTUS       THIS OFFERING    THIS OFFERING (1)
--------------------------------------  --------------    ----------------    -------------    -----------------
Apogee Fund, L.P. (2).................      227,270            227,270             0                 --
Atlas Capital (Q.P.) L.P. (3) ........      205,000            205,000             0                 --
Atlas Capital Management
   Master Fund, LP (4) ...............      605,000            605,000             0                 --
George L. Ball........................       10,000             10,000             0                 --
Bellfield Capital Partners, L.P. (5)..      102,270            102,270             0                 --
Bonanza Master Fund, Ltd (6)..........      227,270            227,270             0                 --
Rodger A. Clemens, Special
   Retirement Account ................       30,000             30,000             0                 --
Richard Perlman.......................       25,000             25,000             0                 --
B.L. Corley, Jr.......................       10,000             10,000             0                 --
Flyline Holdings, Ltd. (7)...........        52,270             52,270             0                 --
John H. Gray..........................       20,000             20,000             0                 --
Incline Capital, L.P. (8).............       61,360             61,360             0                 --
Tom and Nancy Juda Living Trust,
   Tom Juda and Nancy Juda, Co-
   Trustees (9) ......................       50,000             50,000             0                 --
Richard D. Kinder.....................       30,000             30,000             0                 --
Robert Larry Kinney...................       10,000             10,000             0                 --
Luke J. Drury Non-Exempt Trust,
   Don Sanders and Luke Drury,
   Trustees (10) .....................       10,000             10,000             0                 --


                                       11



                                                                                                PERCENTAGE OF
                                                            COMMON STOCK      COMMON STOCK      COMMON STOCK
                                         COMMON STOCK       BEING OFFERED      OWNED UPON        OWNED UPON
                                        OWNED PRIOR TO    PURSUANT TO THIS    COMPLETION OF     COMPLETION OF
                   NAME                  THE OFFERING        PROSPECTUS       THIS OFFERING    THIS OFFERING (1)
--------------------------------------  --------------    ----------------    -------------    -----------------
Mark J. Drury Non-Exempt Trust,
   Don Sanders and Mark Drury,
   Trustees (11) .....................       10,000             10,000             0                 --
Matthew J. Drury Non-Exempt Trust,
   Don Sanders and Matthew Drury,
   Trustees (12)......................       10,000             10,000             0                 --
Michaelyn J. Drury Non-Exempt Trust,
   Don Sanders and Michaelyn Drury,
   Trustees (13)......................       10,000             10,000             0                 --
Tanya J. Drury........................       25,000             25,000             0                 --
John S. Lemak (14)....................       25,000             25,000             0                 --
Ben T. Morris.........................       10,000             10,000             0                 --
John I. Mundy.........................        5,000              5,000             0                 --
Pequot Navigator Offshore Fund,
   Inc. (15)..........................      195,800            195,800             0                 --
Pequot Scout Fund, L.P. (16)..........      486,900            486,900             0                 --
Pequot Navigator Onshore Fund,
   L.P. (17)..........................      227,200            227,200             0                 --
The Pinnacle Fund, L.P. (18)..........      810,000            810,000             0                 --
Precept Capital Master Fund,
   G.P. (19)..........................      170,450            170,450             0                 --
James Price...........................       25,000             25,000             0                 --
Portside Growth and Opportunity
   Fund (20)..........................       22,720             22,720             0                 --
RAM Trading, Ltd. (21)................      175,000            175,000             0                 --
David May.............................       11,400             11,400             0                 --
Herman Roup...........................       62,500             62,500             0                 --
Nolan Ryan............................       20,000             20,000             0                 --
Brad D. Sanders (22)..................        5,000              5,000             0                 --
Bret D. Sanders (23)..................        5,000              5,000             0                 --
Christine M. Sanders..................        5,000              5,000             0                 --
Don A. Sanders (24)...................       70,000             70,000             0                 --
Katherine U. Sanders..................       35,000             35,000             0                 --
Laura K. Sanders......................        5,000              5,000             0                 --
Sanders Morris Harris Inc. (25).......      572,818            572,818             0                 --


                                       12



                                                                                                PERCENTAGE OF
                                                            COMMON STOCK      COMMON STOCK      COMMON STOCK
                                         COMMON STOCK       BEING OFFERED      OWNED UPON        OWNED UPON
                                        OWNED PRIOR TO    PURSUANT TO THIS    COMPLETION OF     COMPLETION OF
                   NAME                  THE OFFERING        PROSPECTUS       THIS OFFERING    THIS OFFERING (1)
--------------------------------------  --------------    ----------------    -------------    -----------------
Sanders Opportunity Fund, L.P. (26)...       29,000             29,000             0                 --
Sanders Opportunity Fund
   (Institutional), L.P. (27).........       87,000             87,000             0                 --
Sandor Capital Master
   Fund, L.P. (28)....................       75,000             75,000             0                 --
Grant E. Sims & Patricia Sims.........       20,000             20,000             0                 --
Southwell Partners, L.P. (29).........      810,000            810,000             0                 --
Susan Sanders Todd....................        5,000              5,000             0                 --
Paul Tate & Lara M. Tate TIC..........        5,000              5,000             0                 --
Walker Smith Capital Master
   Fund (30)..........................      164,400            164,400             0                 --
Walker Smith International
   Fund, Ltd. (31)....................      159,600            159,600             0                 --
Don Weir & Julie Ellen Weir (32)......       20,000             20,000             0                 --
Eric Glen Weir........................        5,000              5,000             0                 --
Lisa Dawn Weir........................        5,000              5,000             0                 --
Westpark Capital, L.P. (33)...........      227,270            227,270             0                 --
WS Opportunity Fund
   International, Ltd. (34)...........       24,400             24,400             0                 --
WS Opportunity Master
   Fund (35)..........................       51,600             51,600             0                 --
TOTAL                                     6,363,498          6,363,498             0                 --
----------

(1) Percentage ownership is based upon 11,533,909 shares of Common Stock of the Registrant issued and outstanding as of the date of this prospectus.

(2) Emmett Murphy, President of Apogee Fund, L.P., exercises voting and investment authority over the shares held by this selling stockholder.

(3) The general partner of Atlas Capital (Q.P.), L.P. is Atlas Capital Management, L.P. ("ACM"). The general partner of ACM is RHA, Inc., of which Robert H. Alpert is the President. By virtue of his position, Mr. Alpert exercises voting and investment authority over the shares held by this selling stockholder.

(4) The outstanding shares of Atlas Capital Management Master Fund, L.P. are owned by Atlas Capital Offshore Fund, Ltd., the director of which is Robert S. Alpert, and Atlas Capital, L.P, its general partner. The general partner of Atlas Capital, L.P. is ACM. The general partner of ACM is RHA, Inc., of which Robert H. Alpert is the President. By virtue of his position, Mr. Alpert exercises voting and investment authority over the shares held by this selling stockholder.

(5) David F. Brigante, the general partner of Bellfield Capital Partners, L.P., exercises voting and investment authority over the shares held by this selling stockholder.

(6) Bernay Box, the president of Berney Box & Co., Inc., the general partner of Bonanza Capital, Ltd., which is the general partner of Bonanza Master Fund, Ltd., exercises voting and investment authority of the shares held by this selling stockholder.


                                       13


(7) W. Forrest Tempel, a director of Flyline Holdings, Ltd., exercises voting and investment authority over the shares held by this selling stockholder.

(8) Mark Hood, the manager of Incline Capital, L.P., exercises voting and investment authority over the shares held by this selling stockholder.

(9) Tom Juda and Nancy Juda, co-trustees of the Tom and Nancy Juda Living Trust, exercise voting and investment authority over the shares held by this selling stockholder. Tom Juda is an employee of Sanders Morris Harris, Inc., a registered broker/dealer and member of the NASD. These securities were purchased and are held in the ordinary course of business for the personal account of the Tom and Nancy Juda Living Trust.

(10) Don A. Sanders and Luke Drury, as Trustees, exercise voting and investment authority over the shares held by this selling stockholder. Mr. Sanders is the Chairman of the Executive Committee of Sanders Morris Harris Inc., which is a registered broker/dealer and is a member of the NASD. These securities were purchased and are held in the ordinary course of business for the Luke J. Drury Non-Exempt Trust.

(11) Don A. Sanders and Mark Drury, as Trustees, exercise voting and investment authority over the shares held by this selling stockholder. Mr. Sanders is the Chairman of the Executive Committee of Sanders Morris Harris Inc., which is a registered broker/dealer and is a member of the NASD. These securities were purchased and are held in the ordinary course of business for the Mark J. Drury Non-Exempt Trust.

(12) Don A. Sanders and Matthew Drury, as Trustees, exercise voting and investment authority over the shares held by this selling stockholder. Mr. Sanders is the Chairman of the Executive Committee of Sanders Morris Harris Inc., which is a registered broker/dealer and is a member of the NASD. These securities were purchased and are held in the ordinary course of business for the Matthew J. Drury Non-Exempt Trust.

(13) Don A. Sanders and Michaelyn Drury, as Trustees, exercise voting and investment authority over the shares held by this selling stockholder. Mr. Sanders is the Chairman of the Executive Committee of Sanders Morris Harris Inc., which is a registered broker/dealer and is a member of the NASD. These securities were purchased and are held in the ordinary course of business for the Michaelyn J. Drury Non-Exempt Trust.

(14) John S. Lemak is an affiliate of Williams Financial Group, which is an NASD member. These securities were purchased and are held in the ordinary course of business for the personal account of John S. Lemak.

(15) Pequot Capital Management, Inc. is the Investment Manager of Pequot Navigator Offshore Fund, Inc., and Mark Broach exercises voting and investment authority over the shares held by this selling stockholder.

(16) Pequot Capital Management, Inc. is the Investment Manager of Pequot Scout Fund, L.P., and Mark Broach exercises voting and investment authority over the shares held by this selling stockholder.

(17) Pequot Capital Management, Inc. is the Investment Manager of Pequot Navigator Onshore Fund, L.P., and Mark Broach exercises voting and investment authority over the shares held by this selling stockholder.

(18) Barry M. Kitt, general partner of Pinnacle Advisers, L.P., the general partner of The Pinnacle Fund, L.P., exercises voting and investment authority over the shares held by this selling stockholder.

(19) Precept Capital Management, L.P. has the sole voting power with respect to these securities as agent and attorney-in-fact of Precept Capital Master Fund, G.P., of which the general partner is Precept Management, LLC. D. Blair Baker, President and Chief Executive Officer of Precept Management, LLC., exercises voting and investment authority over the shares held by this selling stockholder.

(20) The Investment Advisor to Portside Growth and Opportunity Fund is Ramius Capital Group, LLC. The Managing Member of Ramius Capital Group, LLC is C4S & Co., the Managing Members of which are Peter Cohen, Morgan Stark, Thomas Strauss and Jeffrey Solomon. As such, Messrs. Cohen, Stark, Strauss and Solomon may be deemed to exercise voting and investment authority over the shares held by this selling stockholder and may be deemed beneficial owners of the shares. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of such shares.

(21) James R. Park, Vice President of Ritchie Capital Management, LLC, the investment advisor to RAM Trading, Ltd., exercises voting and investment authority over the shares held by this selling stockholder.

(22) Brad D. Sanders is an employee of Sanders Morris Harris, Inc., a registered broker/dealer and member of the NASD. These securities were purchased and are held in the ordinary course of business for the personal account of Brad D. Sanders.

(23) Bret D. Sanders is an employee of Sanders Morris Harris, Inc., a registered broker/dealer and member of the NASD. These securities were purchased and are held in the ordinary course of business for the personal account of Bret D. Sanders.

(24) Don A. Sanders is the Chairman of the Executive Committee of Sanders Morris Harris Inc., which is a registered broker/dealer and is a member of the NASD. These securities were purchased and are held in the ordinary course of business for the investment retirement account held for the benefit of Don Sanders.


                                       14


(25) These securities consist of 572,818 shares of Common Stock of the Registrant issuable upon the exercise of a warrant with an exercise price of $4.74 per share. The warrant has a term of 5 years, and vests and becomes exercisable in full on June 18, 2004. Ben T. Morris serves as Chief Executive Officer of Sanders Morris Harris Inc. and, in such capacity may be deemed to exercise voting and investment authority over the shares held by this selling stockholder. Additionally, Don A. Sanders serves as Chairman of the Executive Committee of Sanders Morris Harris Inc. and, in such capacity may also be deemed to exercise voting and investment authority over the shares held by this selling stockholder. Sanders Morris Harris Inc. is a registered broker/dealer and is a member of the NASD.

(26) Don A. Sanders, the Chief Investment Officer of Sanders Opportunity Fund, L.P., exercises voting and investment authority over the shares held by this selling stockholder. Mr. Sanders is the Chairman of the Executive Committee of Sanders Morris Harris Inc., which is a registered broker/dealer and is a member of the NASD. These securities were purchased and are held in the ordinary course of business for the account of Sanders Opportunity Fund, L.P.

(27) Don A. Sanders, the Chief Investment Officer of Sanders Opportunity Fund (Institutional), L.P., exercises voting and investment authority over the shares held by this selling stockholder. Mr. Sanders is the Chairman of the Executive Committee of Sanders Morris Harris Inc., which is a registered broker/dealer and is a member of the NASD. These securities were purchased and are held in the ordinary course of business for the account of Sanders Opportunity Fund (Institutional), L.P.

(28) The general partner of Sandor Capital Master Fund, L.P. is John S. Lemak. John S. Lemak is an affiliate of Williams Financial Group, which is an NASD member. These securities were purchased and are held in the ordinary course of business for the account of Sandor Capital Master Fund, L.P.

(29) Wilson Jaeggli, general partner of Southwell Partners, L.P., exercises voting and investment authority over the shares held by this selling stockholder.

(30) Reid Walker and G. Stacy Smith, members of WS Capital, LLC, the general partner of WS Capital Management, L.P., the agent and attorney-in-fact for Walker Smith Capital Master Fund, exercise voting and investment authority over the shares held by this selling stockholder.

(31) Reid Walker and G. Stacy Smith, members of WS Capital, LLC, the general partner of WS Capital Management, L.P., the agent and attorney-in-fact for Walker Smith Capital International Fund, Ltd., exercise voting and investment authority over the shares held by this selling stockholder.

(32) Don Weir is an employee of Sanders Morris Harris, Inc., a registered broker/dealer and member of the NASD. These securities were purchased and are held in the ordinary course of business for the investment retirement account for the benefit of Don Weir.

(33) Patrick J. Brosnahan, the general partner of Westpark Capital, L.P., exercises voting and investment authority over the shares held by this selling stockholder.

(34) The agent and attorney-in-fact for WS Opportunity Fund International, Ltd. is WS Ventures Management, L.P., of which the general partner is WSV Management, L.L.C. Patrick Walker is a member of WSV Management, L.L.C. Patrick P. Walker, Reid S. Walker and G. Stacy Smith exercise voting and investment authority over the shares held by this selling stockholder.

(35) The agent and attorney-in-fact for WS Opportunity Master Fund is WS Ventures Management, L.P., of which the general partner is WSV Management, L.L.C. Patrick Walker is a member of WSV Management, L.L.C. Patrick P. Walker, Reid S. Walker and G. Stacy Smith exercise voting and investment authority over the shares held by this selling stockholder.

         Other than the transactions described above or as described in the table below, we had no material relationship with any selling stockholder during the three years preceding the date of this prospectus.

                              PLAN OF DISTRIBUTION

         The shares of our common stock offered pursuant to this prospectus may be offered and sold from time to time by the selling stockholders listed in the preceding section, or their donees, transferees, pledgees or other successors in interest that receive such shares as a gift or other non-sale related transfer. These selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

         The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

         o Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         o Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o Purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         o An exchange distribution in accordance with the rules of the applicable exchange;

         o        Privately negotiated transactions;

         o        Settlement of short sales;

         o Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

         o        A combination of any such methods of sale; and

         o        Any other method permitted pursuant to applicable law.

         The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), if available, rather than under this prospectus.

         Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

         The selling stockholders and any broker-dealers or agents that are involved in selling the shares may also be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

         We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed a registration statement on Form S-3 with the SEC with respect to the common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules that are part of the registration statement. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. We refer you to the registration statement and the exhibits and schedules thereto for further information with respect to us and our common stock. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's website at www.sec.gov.

         We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934 and, in accordance with those requirements, will continue to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference rooms and the SEC's website referred to above.

         The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. We incorporate by reference the documents listed below and any additional documents filed by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering of securities is terminated. The information we incorporate by reference is an important part of this prospectus, and any information that we file later with the SEC will automatically update and supersede this information.

         The documents we incorporate by reference are:

         1. Our Annual Report on Form 10-K for the year ended December 31, 2002 (File No. 001-13669);

         2. Our Amendment No. 1 to Annual Report on Form 10-K/A for the year ended December 31, 2002 (File No. 001-13669);

         3. Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 (File No. 001-13669);

         4. Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 (File No. 001-13669);

         5. Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 (File No. 001-13669);

         6. Our Current Report on Form 8-K as filed on May 15, 2003 (File No. 001-13669);

         7. Our Current Report on Form 8-K as filed on June 4, 2003 (File No. 001-13669);

         8. Our Current Report on Form 8-K as filed on August 18, 2003 (File No. 001-13669);

         9. Our Current Report on Form 8-K as filed on November 18, 2003 (File No. 001-13669);

         10. Our Current Report on Form 8-K as filed on December 22, 2003 (File No. 001-13669);

         11.      The   description  of  our  capital  stock  contained  in  our
                  Registration Statement on Form 8-A (File No. 001-13669); and

         12. All other reports filed by us pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 2002, including all such reports filed after the date of the initial registration statement and prior to effectiveness of the registration statement.

         You may request a copy of these filings, at no cost, by writing or calling us at Tag-It Pacific, Inc., 21900 Burbank Boulevard, Suite 270, Woodland Hills, California 91367, telephone number (818) 444-4100, Attention: Ronda Ferguson.

         You should rely only on the information contained in this prospectus or any supplement and in the documents incorporated by reference above. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement or in the documents incorporated by reference is accurate on any date other than the date on the front of those documents.

                                  LEGAL MATTERS

         Stubbs Alderton & Markiles, LLP, Encino, California, has rendered to Tag-It Pacific, Inc. a legal opinion as to the validity of the common stock covered by this prospectus.

                                     EXPERTS

         The consolidated financial statements and schedules incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

--------------------------------------------------------------------------------

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have not authorized anyone else to provide you with different information. The selling stockholders should not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement to this prospectus is accurate as of any date other than the date on the cover page of this prospectus or any supplement.

--------------------------------------------------------------------------------






                              --------------------


                              TAG-IT PACIFIC, INC.


                                   PROSPECTUS





                              --------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table itemizes the expenses incurred by the Registrant in connection with the offering. All the amounts shown are estimates except the Securities and Exchange Commission registration fee.

Registration fee - Securities and Exchange Commission ............       $ 2,379
Legal Fees and Expenses ..........................................        15,000
Accounting Fees and Expenses .....................................        10,000
Miscellaneous Expenses ...........................................         2,621
                                                                         -------
     Total .......................................................       $30,000
                                                                         =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Registrant's Certificate of Incorporation and its Bylaws provide for the indemnification by the Registrant of each director, officer and employee of the Registrant to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended. Section 145 of the Delaware General Corporation Law provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

         In addition, Section 145 provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Delaware law further provides that nothing in the above described provisions shall be deemed exclusive of any other rights to indemnification or advancement of expenses to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

         The Registrant's Certificate of Incorporation provides that a director of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. Section 102(o)(7) of the Delaware General Corporation Law provides that a provision so limiting the personal liability of a director shall not eliminate or limit the liability of a director for, among other things: breach of the duty of loyalty; acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; unlawful payment of dividends; and transactions from which the director derived an improper personal benefit.

         The Registrant has entered into separate but identical indemnity agreements (the "Indemnity Agreements") with each director of the Registrant and certain officers of the Registrant (the "Indemnitees"). Pursuant to the terms and conditions of the Indemnity Agreements, the Registrant indemnified each Indemnitee against any amounts which he or she becomes legally obligated to pay in connection with any claim against him or her based upon any action or inaction which he or she may commit, omit or suffer while acting in his or her capacity as a director and/or officer of the Registrant or its subsidiaries, provided, however, that Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action, had no reasonable cause to believe Indemnitee's Conduct was unlawful.

ITEM 16. EXHIBITS.

EXHIBIT
NUMBER                                 EXHIBIT DESCRIPTION
-------        -----------------------------------------------------------------

4.1            Specimen  Stock   Certificate  of  Common  Stock  of  Registrant.
               Incorporated by reference to Exhibit 4.1 to Form SB-2 filed on October 21, 1997, and the amendments thereto.
4.2 Rights Agreement, dated as of November 4, 1998, between Registrant and American Stock Transfer and Trust Company as Rights Agent. Incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed as of November 4, 1998.
4.3 Form of Rights Certificate. Incorporated by reference to Exhibit B to the Rights Agreement filed as Exhibit 4.1 to Current Report on Form 8-K filed as of November 4, 1998.
4.4 Certificate of Designation of Series D Convertible Preferred Stock. Incorporated by reference to Exhibit 4.1 to Form 8-K filed on December 22, 2003.
5.1            Opinion and Consent of Stubbs Alderton & Markiles, LLP.
10.1           Form of  Subscription  Agreement  between the  Registrant and the
               Purchaser  identified  therein.   Incorporated  by  reference  to
               Exhibit 99.1 to Form 8-K filed on December 22, 2003.
10.2 Registration Rights Agreement, dated December 18, 2003, among the Registrant, Sanders Morris Harris Inc. and the Purchasers identified therein. Incorporated by reference to Exhibit 99.2 to Form 8-K filed on December 22, 2003.
10.3 Placement Agent Agreement, dated December 18, 2003, between the Registrant and Sanders Morris Harris Inc. Incorporated by reference to Exhibit 99.3 to Form 8-K filed on December 22, 2003.
10.4 Common Stock Purchase Warrant dated December 18, 2003 between the Registrant and Sanders Morris Harris Inc. Incorporated by reference to Exhibit 99.4 to Form 8-K filed on December 22, 2003.
23.1           Consent of BDO Seidman, LLP.
23.2           Consent of Stubbs  Alderton & Markiles,  LLP (included in Exhibit
               5.1).
24.1           Power of Attorney (included on signature page).

ITEM 17. UNDERTAKINGS.

(a)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i)      To  include  any   prospectus   required  by  Section
         10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the information required to be included in a post-effective amendment by paragraphs
         (a)(1)(i) and (a)(1)(ii) above may be contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 and (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d)      The undersigned Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Los Angeles, State of California, on December 30, 2003.

                                    TAG-IT PACIFIC, INC.

                                    By:  /S/ RONDA FERGUSON
                                         ---------------------------------------
                                         Ronda Ferguson, Chief Financial Officer


                                POWER OF ATTORNEY

         The undersigned directors and officers of Tag-It Pacific, Inc. do hereby constitute and appoint Colin Dyne and Ronda Ferguson, and each of them, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to this Registration Statement and a new Registration Statement filed pursuant to Rule 462(b) of the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

        SIGNATURE                          TITLE                      DATE
        ---------                          -----                      ----

     /S/ MARK DYNE                Chairman of the Board of     December 30, 2003
---------------------------       Directors
Mark Dyne

     /S/ COLIN DYNE               Chief Executive Officer      December 30, 2003
---------------------------       and Director
Colin Dyne

     /S/ RONDA FERGUSON           Chief Financial Officer      December 30, 2003
---------------------------
Ronda Ferguson

     /S/ KEVIN BERMEISTER         Director                     December 30, 2003
---------------------------
Kevin Bermeister

     /S/ MICHAEL KATZ             Director                     December 30, 2003
---------------------------
Michael Katz

     /S/ JONATHAN BURSTEIN        Director and Vice President  December 30, 2003
---------------------------       of Operations
Jonathan Burstein

                                  Director
---------------------------
Brent Cohen

                                  Director
---------------------------
Max Perks

                                  EXHIBIT INDEX

EXHIBIT
NUMBER                                 EXHIBIT DESCRIPTION
-------        -----------------------------------------------------------------

4.1            Specimen  Stock   Certificate  of  Common  Stock  of  Registrant.
               Incorporated by reference to Exhibit 4.1 to Form SB-2 filed on October 21, 1997, and the amendments thereto.
4.2 Rights Agreement, dated as of November 4, 1998, between Registrant and American Stock Transfer and Trust Company as Rights Agent. Incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed as of November 4, 1998.
4.3 Form of Rights Certificate. Incorporated by reference to Exhibit B to the Rights Agreement filed as Exhibit 4.1 to Current Report on Form 8-K filed as of November 4, 1998.
4.4 Certificate of Designation of Series D Convertible Preferred Stock. Incorporated by reference to Exhibit 4.1 to Form 8-K filed on December 22, 2003.
5.1            Opinion and Consent of Stubbs Alderton & Markiles, LLP.
10.1           Form of  Subscription  Agreement  between the  Registrant and the
               Purchaser  identified  therein.   Incorporated  by  reference  to
               Exhibit 99.1 to Form 8-K filed on December 22, 2003.
10.2 Registration Rights Agreement, dated December 18, 2003, among the Registrant, Sanders Morris Harris Inc. and the Purchasers identified therein. Incorporated by reference to Exhibit 99.2 to Form 8-K filed on December 22, 2003.
10.3 Placement Agent Agreement, dated December 18, 2003, between the Registrant and Sanders Morris Harris Inc. Incorporated by reference to Exhibit 99.3 to Form 8-K filed on December 22, 2003.
10.4 Common Stock Purchase Warrant dated December 18, 2003 between the Registrant and Sanders Morris Harris Inc. Incorporated by reference to Exhibit 99.4 to Form 8-K filed on December 22, 2003.
23.1           Consent of BDO Seidman, LLP.
23.2           Consent of Stubbs  Alderton & Markiles,  LLP (included in Exhibit
               5.1).
24.1           Power of Attorney (included on signature page).


                                      EX-1